UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar
Investments in the Custody of
Management Investment Companies
Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1.	Investment Company Act File Number: 811-07687, 811-03313, 811-05309, 811-07680, 811-21193, 811-07678, 811-05642, 811-06404, 811-06640, 811-07444, 811-07838, 811-21824	Date examination completed: June 26, 2009

2.	State identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):

3.	Exact name of investment company as specified in registration statement:
First American Strategy Funds, Inc., First American Funds, Inc., First American Investment Funds, Inc., Minnesota Municipal Income Portfolio Inc., First American Minnesota Municipal Income Fund II, Inc., American Municipal Income Portfolio Inc., American Income Fund, Inc., American Strategic Income Portfolio Inc., American Strategic Income Portfolio Inc. II, American Strategic Income Portfolio Inc. III, American Select Portfolio Inc., Mount Vernon Securities Lending Trust

4.	Address of principal executive office (number, street, city, state, zip code):
800 Nicollet Mall
Minneapolis, MN 55402
INSTRUCTIONS
This Form must be completed by investment companies that have custody of securities or similar investments.
Investment Company

1.	All items must be completed by the investment company.

2.	Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant

3.	Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission’s principal office in Washington, D.C., one copy with the regional office for the region in which the investment company’s principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

SEC’s Collection of Information
An agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a currently valid OMB control number. Filing of Form N-17f-2 is mandatory for an investment company that has custody of securities or similar investments. Rule 17f-2 under section 17(f) of the Investment Company Act of 1940 requires the investment company to retain an independent public accountant to verify the company’s securities and similar investments by actual examination three times during each fiscal year. The accountant must prepare a certificate stating that the examination has occurred and describing the examination, and must transmit the certificate to the Commission with Form N-17f-2 as a cover sheet. The Commission uses the Form to ensure that the certificate is properly attributed to the investment company. The Commission estimates that the burden of completing Form N-17f-2 is approximately 1.0 hours per filing. Any member of the public may direct to the Commission any comments concerning the accuracy of the burden estimate of this Form, and any suggestions for reducing this burden. This collection of information has been reviewed by the Office of management and Budget in accordance with the clearance requirements of 44 U.S.C. ß 3507. Responses to this collection of information will not be kept confidential.

Management Statement Regarding Compliance With Certain
Provisions of the Investment Company Act of 1940
November 17, 2009
I, as a member of management of the American Income Fund, Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.
Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of June 26, 2009, and from April 30, 2009 through June 26, 2009, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
American Income Fund, Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors
American Income Fund, Inc.
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the American Income Fund, Inc. (referred to as the fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the fund’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Confirmation of all securities held by institutions in book entry form (Bank of New York, Depository Trust Company, and Federal Reserve Bank of Boston)

•	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents

•	Reconciliation of all such securities to the books and records of the fund and U.S. Bank National Association (the Custodian)

•	Confirmation of all reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records

•	Review of one security sale or maturity since our last report from the books and records of the fund, noting it has been accurately reported and subsequently settled

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the fund’s compliance with specified requirements.
In our opinion, management’s assertion that the fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the fund is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2

Management Statement Regarding Compliance With Certain
Provisions of the Investment Company Act of 1940
November 17, 2009
I, as a member of management of the American Municipal Income Portfolio Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.
Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of June 26, 2009, and from April 30, 2009 through June 26, 2009, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
American Municipal Income Portfolio Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors
American Municipal Income Portfolio Inc.
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the American Municipal Income Portfolio Inc. (referred to as the fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the fund’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Confirmation of all securities held by institutions in book entry form (Bank of New York, Depository Trust Company, and Federal Reserve Bank of Boston)

•	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents

•	Reconciliation of all such securities to the books and records of the fund and U.S. Bank National Association (the Custodian)

•	Review of one security sale or maturity since our last report from the books and records of the fund, noting it has been accurately reported and subsequently settled
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the fund’s compliance with specified requirements.

In our opinion, management’s assertion that the fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the fund is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2

Management Statement Regarding Compliance With Certain
Provisions of the Investment Company Act of 1940
November 17, 2009
I, as a member of management of the American Strategic Income Portfolio Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.
Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of June 26, 2009, and from April 30, 2009 through June 26, 2009, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
American Strategic Income Portfolio Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors
American Strategic Income Portfolio Inc.
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the American Strategic Income Portfolio Inc. (referred to as the fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the fund’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of U.S. Bank National Association (the Custodian) in St. Paul, Minnesota, without prior notice to management

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston)

•	Reconciliation of confirmation results as to all such securities to the books and records of the fund and the Custodian

•	Confirmation of all reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records

•	Review of one security sale or maturity since our last report from the books and records of the fund, noting it has been accurately reported and subsequently settled

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the fund’s compliance with specified requirements.
In our opinion, management’s assertion that the fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the fund, is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2

Management Statement Regarding Compliance With Certain
Provisions of the Investment Company Act of 1940
November 17, 2009
I, as a member of management of the American Strategic Income Portfolio Inc. II (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.
Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of June 26, 2009, and from April 30, 2009 through June 26, 2009, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
American Strategic Income Portfolio Inc. II

Report of Independent Registered Public Accounting Firm
The Board of Directors
American Strategic Income Portfolio Inc. II
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the American Strategic Income Portfolio Inc. II (referred to as the fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the fund’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of U.S. Bank National Association (the Custodian) in St. Paul, Minnesota, without prior notice to management

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston)

•	Reconciliation of confirmation results as to all such securities to the books and records of the fund and the Custodian

•	Confirmation of all reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records

•	Review of one security sale or maturity since our last report from the books and records of the fund, noting it has been accurately reported and subsequently settled

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the fund’s compliance with specified requirements.
In our opinion, management’s assertion that the fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the fund, is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2

Management Statement Regarding Compliance With Certain
Provisions of the Investment Company Act of 1940
November 17, 2009
I, as a member of management of the American Strategic Income Portfolio Inc. III (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.
Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of June 26, 2009, and from April 30, 2009 through June 26, 2009, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
American Strategic Income Portfolio Inc. III

Report of Independent Registered Public Accounting Firm
The Board of Directors
American Strategic Income Portfolio Inc. III
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the American Strategic Income Portfolio Inc. III (referred to as the fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the fund’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Count and inspection of all securities located in the vault of U.S. Bank National Association (the Custodian) in Milwaukee, Wisconsin, without prior notice to management

•	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of the Custodian in St. Paul, Minnesota, without prior notice to management

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston)

•	Reconciliation of confirmation results as to all such securities to the books and records of the fund and the Custodian

•	Confirmation of all reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records

•	Review of one security purchase since our last report from the books and records of the fund, noting it has been accurately reported and subsequently settled
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the fund’s compliance with specified requirements.
In our opinion, management’s assertion that the fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the fund, is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2

Management Statement Regarding Compliance With Certain
Provisions of the Investment Company Act of 1940
November 17, 2009
I, as a member of management of the following Funds:
Tax Free Funds — Arizona Tax Free Fund, California Tax Free Fund, Colorado Tax Free Fund, Intermediate Tax Free Fund, Minnesota Intermediate Tax Free Fund, Minnesota Tax Free Fund, Missouri Tax Free Fund, Nebraska Tax Free Fund, Ohio Tax Free Fund, Oregon Intermediate Tax Free Fund, Tax Free Fund, Short Tax Free Fund;
Bond Funds — Core Bond Fund, High Income Bond Fund, Total Return Bond Fund, Intermediate Term Bond Fund, Short Term Bond Fund, U.S. Government Mortgage Fund, Intermediate Government Bond Fund, Inflation Protected Securities Fund;
Equity Funds — Real Estate Securities Fund, Mid Cap Select Fund, Small Cap Growth Opportunities Fund, Small Cap Value Fund, Small Cap Select Fund, Mid Cap Value Fund, Mid Cap Growth Opportunities Fund, Large Cap Value Fund, Large Cap Select Fund, Large Cap Growth Opportunities Fund, Equity Income Fund;
Quantitative Funds — Quantitative Large Cap Core Fund, Quantitative Large Cap Growth Fund, Quantitative Large Cap Value Fund;
Index Funds — Equity Index Fund, Mid Cap Index Fund, and Small Cap Index Fund;
of the First American Investment Funds, Inc. (referred to collectively as the funds), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the funds’ compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.

Based on this evaluation, I assert that the funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of June 26, 2009, and from April 30, 2009 to June 26, 2009, with respect to securities reflected in the investment accounts of the funds.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
First American Investment Funds, Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors
First American Investment Funds, Inc.
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the following funds:
Tax Free Funds — Arizona Tax Free Fund, California Tax Free Fund, Colorado Tax Free Fund, Intermediate Tax Free Fund, Minnesota Intermediate Tax Free Fund, Minnesota Tax Free Fund, Missouri Tax Free Fund, Nebraska Tax Free Fund, Ohio Tax Free Fund, Oregon Intermediate Tax Free Fund, Tax Free Fund, and Short Tax Free Fund
Bond Funds — Core Bond Fund, High Income Bond Fund, Total Return Bond Fund, Intermediate Term Bond Fund, Short Term Bond Fund, U.S. Government Mortgage Fund, Intermediate Government Bond Fund, and Inflation Protected Securities Fund
Equity Funds — Real Estate Securities Fund, Mid Cap Select Fund, Small Cap Growth Opportunities Fund, Small Cap Value Fund, Small Cap Select Fund, Mid Cap Value Fund, Mid Cap Growth Opportunities Fund, Large Cap Value Fund, Large Cap Select Fund, Large Cap Growth Opportunities Fund, and Equity Income Fund
Quantitative Funds — Quantitative Large Cap Core Fund, Quantitative Large Cap Growth Fund, and Quantitative Large Cap Value Fund
Index Funds — Equity Index Fund, Mid Cap Index Fund, and Small Cap Index Fund
of the First American Investment Funds, Inc. (referred to collectively as the funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the funds’ compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Count and inspection of all securities located in the vault of U.S. Bank National Association (the Custodian) in Milwaukee, Wisconsin, without prior notice to management

•	Confirmation of all securities held by institutions in book entry form (Bank of New York, Depository Trust Company, and Federal Reserve Bank of Boston)

•	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents

•	Reconciliation of all such securities to the books and records of the funds and the Custodian

•	Review of five security purchases and five security sales or maturities since our last report from the books and records of the funds, noting they have been accurately reported and subsequently settled
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the funds’ compliance with specified requirements.
In our opinion, management’s assertion that the funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the funds is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2

Management Statement Regarding Compliance With Certain
Provisions of the Investment Company Act of 1940
November 17, 2009
I, as a member of management of the First American Minnesota Municipal Income Fund II, Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.
Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of June 26, 2009, and from April 30, 2009 through June 26, 2009, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
First American Minnesota Municipal Income Fund II Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors
First American Minnesota Municipal Income Fund II, Inc.
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the First American Minnesota Municipal Income Fund II, Inc. (referred to as the fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the fund’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Confirmation of all securities held by institutions in book entry form (Bank of New York, Depository Trust Company, and Federal Reserve Bank of Boston)

•	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents

•	Reconciliation of all such securities to the books and records of the fund and U.S. Bank National Association (the Custodian)

•	Review of one security purchase since our last report from the books and records of the fund, noting it has been accurately reported and subsequently settled
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the fund’s compliance with specified requirements.

In our opinion, management’s assertion that the fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the fund is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2

Management Statement Regarding Compliance With Certain
Provisions of the Investment Company Act of 1940
November 17, 2009
I, as a member of management of the Minnesota Municipal Income Portfolio Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.
Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of June 26, 2009, and from April 30, 2009 through June 26, 2009, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
Minnesota Municipal Income Portfolio Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors
Minnesota Municipal Income Portfolio Inc.
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Minnesota Municipal Income Portfolio Inc. (referred to as the fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the fund’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Count and inspection of all securities located in the vault of U.S. Bank National Association (the Custodian) in Milwaukee, Wisconsin, without prior notice to management

•	Confirmation of all securities held by institutions in book entry form (Bank of New York, Depository Trust Company, and Federal Reserve Bank of Boston)

•	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents

•	Reconciliation of all such securities to the books and records of the fund and the Custodian

•	Review of one security sale or maturity since our last report from the books and records of the fund, noting it has been accurately reported and subsequently settled

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the fund’s compliance with specified requirements.
In our opinion, management’s assertion that the fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the fund is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2

Management Statement Regarding Compliance With Certain Provisions of the
Investment Company Act of 1940
November 17, 2009
I, as a member of management of the Government Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund, Treasury Obligations Fund, and U.S. Treasury Money Market Fund of the First American Funds, Inc. (referred to collectively as the funds), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the funds’ compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.
Based on this evaluation, I assert that the funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of June 26, 2009, and from April 30, 2009 through June 26, 2009, with respect to securities reflected in the investment accounts of the funds.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
First American Funds, Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors
First American Funds, Inc.
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Government Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund, Treasury Obligations Fund, and U.S. Treasury Money Market Fund of the First American Funds, Inc. (referred to collectively as the funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the funds’ compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Confirmation of all securities held by institutions in book entry form (Bank of New York, Depository Trust Company, and Federal Reserve Bank of Boston)

•	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents

•	Reconciliation of all such securities to the books and records of the funds and U.S. Bank National Association (the Custodian)

•	Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records

•	Review of one security purchase and one security sale or maturity since our last report from the books and records of the funds, noting they have been accurately reported and subsequently settled

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the funds’ compliance with specified requirements.
In our opinion, management’s assertion that the funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the funds is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2

Management Statement Regarding Compliance With Certain Provisions of the
Investment Company Act of 1940
November 17, 2009
I, as a member of management of the Mount Vernon Securities Lending Prime Portfolio of the Mount Vernon Securities Lending Trust (referred to as the portfolio), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the portfolio’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.
Based on this evaluation, I assert that the portfolio was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act as of June 26, 2009, and from April 30, 2009 through June 26, 2009, with respect to securities reflected in the investment accounts of the portfolio.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
Mount Vernon Securities Lending Trust

Report of Independent Registered Public Accounting Firm
The Board of Directors
Mount Vernon Securities Lending Trust
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Mount Vernon Securities Lending Prime Portfolio of the Mount Vernon Securities Lending Trust (referred to as the portfolio) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the portfolio’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the portfolio’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the portfolio’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston)

•	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents

•	Reconciliation of all such securities to the books and records of the portfolio and U.S. Bank National Association (the Custodian)

•	Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records

•	Review of one security purchase and two security sales or maturities since our last report from the books and records of the portfolio, noting they have been accurately reported and subsequently settled

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the portfolio’s compliance with specified requirements.
In our opinion, management’s assertion that the portfolio complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the portfolio is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the portfolio and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2

Management Statement Regarding Compliance With Certain
Provisions of the Investment Company Act of 1940
November 17, 2009
I, as a member of management of the American Select Portfolio Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.
Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of June 26, 2009, and from April 30, 2009 through June 26, 2009, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
American Select Portfolio Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors
American Select Portfolio Inc.
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the American Select Portfolio Inc. (referred to as the fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the fund’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of U.S. Bank National Association (the Custodian) in St. Paul, Minnesota, without prior notice to management

•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston)

•	Reconciliation of confirmation results as to all such securities to the books and records of the fund and the Custodian

•	Confirmation of all reverse repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records

•	Review of one security purchase since our last report from the books and records of the fund, noting it has been accurately reported and subsequently settled

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the fund’s compliance with specified requirements.
In our opinion, management’s assertion that the fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the fund, is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2

Management Statement Regarding Compliance With Certain Provisions of the
Investment Company Act of 1940
November 17, 2009
I, as a member of management of the Strategy Aggressive Growth Allocation Fund, Strategy Balanced Allocation Fund, Strategy Growth Allocation Fund, and Strategy Conservative Allocation Fund of the First American Strategy Funds, Inc. (referred to collectively as the funds), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the funds’ compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of June 26, 2009, and from April 30, 2009 through June 26, 2009.
Based on this evaluation, I assert that the funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of June 26, 2009, and from April 30, 2009 through June 26, 2009, with respect to securities reflected in the investment accounts of the funds.

By:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Treasurer
First American Strategy Funds, Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors
First American Strategy Funds, Inc.
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Strategy Aggressive Growth Allocation Fund, Strategy Balanced Allocation Fund, Strategy Growth Allocation Fund, and Strategy Conservative Allocation Fund of the First American Strategy Funds, Inc. (referred to collectively as the funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the Act) as of June 26, 2009. Management is responsible for the funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the funds’ compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 26, 2009, and with respect to agreement of security purchases and sales, for the period from April 30, 2009 (the date of our last examination) through June 26, 2009:
•	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston)

•	Reconciliation of all such securities to the books and records of the funds and U.S. Bank National Association (the Custodian)

•	Review of one security purchase and one security sale or maturity since our last report from the books and records of the funds, noting they have been accurately reported and subsequently settled

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the funds’ compliance with specified requirements.
In our opinion, management’s assertion that the funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 26, 2009, with respect to securities reflected in the investment accounts of the funds, is fairly stated, in all material respects.
This report is intended solely for the information and use of management and the Board of Directors of the funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009

2